Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2018 FINANCIAL RESULTS

WILMINGTON, Del., Oct. 23, 2018 — Navient (Nasdaq: NAVI) today released its third-quarter 2018 financial results.

OVERALL RESULTS

•   GAAP net income was $114 million ($0.43 diluted earnings per share) in third-quarter 2018, compared with $176 million ($0.64 diluted earnings per share) for the year-ago quarter.

•   Third-quarter 2018 and 2017 diluted Core Earnings(1) per share were $0.56 and $0.56, respectively, excluding restructuring and regulatory-related expenses of $10 million and $3 million, respectively.

•   Core Earnings(1) for the quarter were $140 million ($0.53 diluted Core Earnings per share), compared with $152 million ($0.55 diluted Core Earnings per share) for the year-ago quarter.

CEO COMMENTARY – “This quarter’s results continued this year’s strong performance,” said Jack Remondi, president and CEO, Navient. “One particular highlight is our refinance business, where originations grew by 44 percent over the prior quarter, and delivered significant savings to thousands of student loan borrowers.”

HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT

•   Closed on a strategic agreement with First Data related to Navient’s student loan technology platform creating a more effective long-term variable cost structure for the business.

•   Contingent collections receivables inventory increased $12 billion from the prior quarter as a result of new placements.

CONSUMER LENDING SEGMENT	• Originated $903 million of Private Education Refinance Loans, a 44 percent increase from the second quarter of 2018. • Private Education Loan provision declined $20 million.
BUSINESS PROCESSING SEGMENT

•   Business processing fee revenue increased 16 percent to $64 million from year-ago quarter.

•   Contingent collections receivables inventory increased 13 percent to $13 billion from the prior quarter as a result of new placements.

CAPITAL

•   Repurchased 6.9 million common shares for $95 million.

•   New $500 million common share repurchase program authorized, with $565 million repurchase program outstanding at quarter end.

•   Paid common stock dividend of $0.16 per share.

•   The tangible net asset ratio(1) was 1.23x.

FUNDING & LIQUIDITY	• Issued $992 million in FFELP Loan ABS and $632 million in Private Education Loan ABS. • Retired or repurchased $86 million of senior unsecured debt.
EXPENSES

•   Third-quarter 2018 and 2017 Core Earnings expenses were $246 million and $235 million, respectively, excluding restructuring and regulatory-related expenses of $10 million and $3 million, respectively.

•   On an adjusted basis, expenses were $29 million lower primarily as a result of ongoing cost-saving initiatives across the company. To make this quarter’s expense comparable to the year-ago quarter, adjusted expenses exclude $17 million of operating costs in businesses acquired in 2017 (Duncan Solutions in July 2017 and Earnest in November 2017), $14 million due to a new revenue recognition accounting standard and $9 million of costs in connection with the First Data transition services agreement.

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 4.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In its Federal Education Loans segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q18	2Q18	3Q17
Net interest income	$163	$166	$158
Provision for loan losses	10	40	10
Other revenue	127	102	178

Total revenue	280	228	326
Expenses	87	36	77

Pre-tax income	193	192	249

Net income	$148	$148	$157

Segment net interest margin	.82%	.82%	.71%
FFELP Loans:
FFELP Loan spread	.89%	.89%	.79%
Provision for loan losses	$10	$40	$10
Charge-offs	$13	$17	$10
Charge-off rate	.09%	.11%	.05%
Greater than 30-days delinquency rate	11.4%	13.0%	12.2%
Greater than 90-days delinquency rate	6.6%	7.5%	5.9%
Forbearance rate	12.4%	12.2%	15.2%

(Dollars in billions)
Number of accounts serviced for ED (in millions)	6.0	6.0	6.1
Total federal loans serviced	$294	$294	$296
Contingent collections receivables inventory	$27.3	$15.4	$8.1

DISCUSSION OF RESULTS — 3Q18 vs. 3Q17

•	Core Earnings for the segment were $148 million in third-quarter 2018, compared with the year-ago quarter’s $157 million.

•	Net interest income increased $5 million.

•	Provision for loan losses remained consistent.

•	Other revenue decreased $51 million primarily due to the recognition of $47 million of previously deferred revenue in third-quarter 2017 due to the termination of a contract.

•

On an adjusted basis, expenses were $13 million lower primarily as a result of ongoing cost-saving initiatives. Adjusted expenses exclude $14 million due to a new revenue recognition accounting standard and $9 million of costs in connection with the First Data transition services agreement.

•	Income tax expense was $27 million lower as a result of the new tax law.

•	The company acquired $164 million of FFELP Loans in the third-quarter 2018.

•	At September 30, 2018, Navient held $74.3 billion of FFELP Loans, compared with $83.9 billion of FFELP Loans at September 30, 2017.

•	Contingent collections receivables inventory increased $12 billion from the prior quarter as a result of new placements.

CONSUMER LENDING

In its Consumer Lending segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q18	2Q18	3Q17

Net interest income	$202	$193	$225
Provision for loan losses	75	72	95
Other revenue	3	3	3

Total revenue	130	124	133
Expenses	38	39	39

Pre-tax income	92	85	94

Net income	$72	$66	$60

Segment net interest margin	3.35%	3.21%	3.57%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.60%	3.48%	3.79%
Provision for loan losses	$75	$72	$95
Charge-offs(1)	$116	$75	$96
Charge-off rate(1)	2.1%	1.3%	1.6%
Greater than 30-days delinquency rate	6.3%	5.9%	5.7%
Greater than 90-days delinquency rate	2.9%	2.7%	2.6%
Forbearance rate	3.9%	3.8%	5.4%
Private Education Refinance Loans:
Charge-offs	$.1	$—	$—
Greater than 90-days delinquency rate	—%	—%	—%
Average balance of Private Education Refinance Loans	$2,196	$1,488	$—
Ending balance of Private Education Refinance Loans	$2,562	$1,756	$—
Private Education Refinance Loan originations	$903	$629	$—

(1)

Excluding the $32 million of charge-offs on the receivable for partially charged-off loans that occurred as a result of changing the charge-off rate from 79 percent to 80.5 percent in third-quarter 2018.

DISCUSSION OF RESULTS — 3Q18 vs. 3Q17

•	Navient originated $903 million of Private Education Refinance Loans in the third-quarter 2018.

•	Core Earnings for the segment were $72 million in third-quarter 2018, compared with the year-ago quarter’s $60 million.

•	Net interest income decreased $23 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $20 million. Private Education Loan performance results include:

○

Private Education Loan charge-offs, excluding the $32 million of charge-offs on the receivable for partially charged-off loans that occurred as a result of changing the charge-off rate on defaulted loans from 79 percent to 80.5 percent in third-quarter 2018, were $116 million, up $20 million from $96 million in third-quarter 2017. This increase was expected with the expiration of the temporary natural disaster forbearances granted at the end of 2017.

○	In addition, the following was also expected with the expiration of the temporary natural disaster forbearances granted at the end of 2017:

•	Private Education Loan delinquencies greater than 90-days: $636 million, up $49 million from $587 million in third-quarter 2017.

•	Private Education Loan delinquencies greater than 30-days: $1.4 billion, up $98 million from third-quarter 2017.

•	Private Education Loan forbearances: $892 million, down $380 million from $1.3 billion in third-quarter 2017.

•

On an adjusted basis, expenses were $11 million lower primarily as a result of ongoing cost-saving initiatives. Adjusted expenses exclude $10 million of operating costs in Earnest, which was acquired in November 2017.

•	Income tax expense was $13 million lower as a result of the new tax law.

•	At September 30, 2018, Navient held $22.4 billion of Private Education Loans (of which $2.6 billion were Refinance Loans), compared with $23.4 billion of Private Education Loans at September 30, 2017.

BUSINESS PROCESSING

In its Business Processing segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q18	2Q18	3Q17

Revenue from government services	$40	$41	$34
Revenue from healthcare services	24	24	21

Total fee revenue	64	65	55
Expenses	59	54	49

Pre-tax income	5	11	6

Net income	$4	$8	$4

EBITDA(1)	$8	$12	$7
EBITDA Margin(1)	13%	18%	13%
Contingent collections receivables inventory (in billions)	$13.1	$11.6	$15.9

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 3Q18 vs. 3Q17

•	Core Earnings for the segment were $4 million in third-quarter 2018, consistent with the year-ago quarter.

•	EBITDA was $8 million, up 14 percent from the year-ago quarter.

•	Contingent collections receivables inventory increased 13 percent to $13 billion from the prior quarter as a result of new placements.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is attributable to (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from Core Earnings results. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See Core Earnings on pages 13 – 22 for a reconciliation between GAAP net income and Core Earnings.

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. See “Tangible Net Asset Ratio” on page 23 for a reconciliation of the tangible net asset ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those fee-based businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 23 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the SEC on Feb. 26, 2018). Certain reclassifications have been made to the balances as of and for the three months ended September 30, 2017, to be consistent with classifications adopted for 2018, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, October 24, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696462 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through November 7 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696462.

This news release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset- backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
GAAP Basis
Net income attributable to Navient Corporation	$114	$83	$176	$323	$376
Diluted earnings per common share attributable to Navient Corporation	$.43	$.31	$.64	$1.21	$1.32
Weighted average shares used to compute diluted earnings per share	264	269	274	267	285
Net interest margin, Federal Education Loan segment	.68%	.68%	.73%	.72%	.79%
Net interest margin, Consumer Lending segment	3.40%	3.27%	3.64%	3.33%	3.38%
Return on assets	.43%	.31%	.61%	.40%	.44%
Ending FFELP Loans, net	$74,257	$76,609	$83,916	$74,257	$83,916
Ending Private Education Loans, net	22,447	22,568	23,424	22,447	23,424

Ending total education loans, net	$96,704	$99,177	$107,340	$96,704	$107,340

Average FFELP Loans	$75,582	$78,170	$85,019	$78,165	$85,691
Average Private Education Loans	23,107	23,320	24,348	23,392	23,657

Average total education loans	$98,689	$101,490	$109,367	$101,557	$109,348

Core Earnings Basis(1)
Net income attributable to Navient Corporation	$140	$131	$152	$379	$382
Diluted earnings per common share attributable to Navient Corporation	$.53	$.49	$.55	$1.42	$1.34
Diluted earnings per common share attributable to Navient Corporation, excluding restructuring and regulatory expenses(2)	$.56	$.52	$.56	$1.51	$1.36
Weighted average shares used to compute diluted earnings per share	264	269	274	267	285
Net interest margin, Federal Education Loan segment	.82%	.82%	.71%	.82%	.77%
Net interest margin, Consumer Lending segment	3.35%	3.21%	3.57%	3.26%	3.34%
Return on assets	.53%	.49%	.53%	.47%	.45%
Ending FFELP Loans, net	$74,257	$76,609	$83,916	$74,257	$83,916
Ending Private Education Loans, net	22,447	22,568	23,424	22,447	23,424

Ending total education loans, net	$96,704	$99,177	$107,340	$96,704	$107,340

Average FFELP Loans	$75,582	$78,170	$85,019	$78,165	$85,691
Average Private Education Loans	23,107	23,320	24,348	23,392	23,657

Average total education loans	$98,689	$101,490	$109,367	$101,557	$109,348

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Excludes restructuring and regulatory expenses of $10 million, $10 million, $3 million, $31 million, and $11 million for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, and for the nine months ended September 30, 2018 and September 30, 2017, respectively.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				September 30, 2018 vs. June 30, 2018		September 30, 2018 vs. September 30, 2017
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	$	%	$	%
Interest income:
FFELP Loans	$759	$760	$681	$(1)	—%	$78	11%
Private Education Loans	455	442	445	13	3	10	2
Other loans	1	1	2	—	—	(1)	(50)
Cash and investments	26	24	12	2	8	14	117

Total interest income	1,241	1,227	1,140	14	1	101	9
Total interest expense	935	929	785	6	1	150	19

Net interest income	306	298	355	8	3	(49)	(14)
Less: provisions for loan losses	85	112	105	(27)	(24)	(20)	(19)

Net interest income after provisions for loan losses	221	186	250	35	19	(29)	(12)
Other income (loss):
Servicing revenue	70	71	75	(1)	(1)	(5)	(7)
Asset recovery and business processing revenue	106	99	157	7	7	(51)	(32)
Other income (loss)	28	13	4	15	115	24	600
Gains on sales of loans and investments	—	—	3	—	—	(3)	(100)
Losses on debt repurchases	(1)	(7)	(1)	6	(86)	—	—
Gains (losses) on derivative and hedging activities, net	2	(40)	25	42	(105)	(23)	(92)

Total other income (loss)	205	136	263	69	51	(58)	(22)
Expenses:
Operating expenses	255	201	238	54	27	17	7
Goodwill and acquired intangible asset impairment and amortization expense	23	6	6	17	283	17	283
Restructuring/other reorganization expenses	1	2	—	(1)	(50)	1	100

Total expenses	279	209	244	70	33	35	14

Income before income tax expense	147	113	269	34	30	(122)	(45)
Income tax expense	33	30	93	3	10	(60)	(65)

Net income attributable to Navient Corporation	$114	$83	$176	$31	37%	$(62)	(35)%

Basic earnings per common share attributable to Navient Corporation	$.44	$.31	$.65	$.13	42%	$(.21)	(32)%

Diluted earnings per common share attributable to Navient Corporation	$.43	$.31	$.64	$.12	39%	$(.21)	(33)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED		Increase
	September 30,		(Decrease)
(In millions, except per share data)	2018	2017	$	%
Interest income:
FFELP Loans	$2,242	$1,979	$263	13%
Private Education Loans	1,327	1,204	123	10
Other loans	4	12	(8)	(67)
Cash and investments	66	29	37	128

Total interest income	3,639	3,224	415	13
Total interest expense	2,707	2,178	529	24

Net interest income	932	1,046	(114)	(11)
Less: provisions for loan losses	284	317	(33)	(10)

Net interest income after provisions for loan losses	648	729	(81)	(11)
Other income (loss):
Servicing revenue	210	221	(11)	(5)
Asset recovery and business processing revenue	313	367	(54)	(15)
Other income (loss)	29	3	26	867
Gains on sales of loans and investments	—	3	(3)	(100)
Losses on debt repurchases	(9)	(1)	(8)	800
Gains (losses) on derivative and hedging activities, net	10	(16)	26	(163)

Total other income (loss)	553	577	(24)	(4)
Expenses:
Operating expenses	731	707	24	3
Goodwill and acquired intangible asset impairment and amortization expense	39	17	22	129
Restructuring/other reorganization expenses	10	—	10	100

Total expenses	780	724	56	8

Income before income tax expense	421	582	(161)	(28)
Income tax expense	98	206	(108)	(52)

Net income attributable to Navient Corporation	$323	$376	$(53)	(14)%

Basic earnings per common share attributable to Navient Corporation	$1.23	$1.35	$(.12)	(9)%

Diluted earnings per common share attributable to Navient Corporation	$1.21	$1.32	$(.11)	(8)%

Dividends per common share attributable to Navient Corporation	$.48	$.48	$—	— %

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	September 30, 2018	June 30, 2018	September 30, 2017
Assets
FFELP Loans (net of allowance for losses of $79, $82 and $61, respectively)	$74,257	$76,609	$83,916
Private Education Loans (net of allowance for losses of $1,226, $1,297 and $1,287, respectively)	22,447	22,568	23,424
Investments	296	362	417
Cash and cash equivalents	2,143	1,622	1,248
Restricted cash and cash equivalents	3,105	3,386	3,265
Goodwill and acquired intangible assets, net	792	798	727
Other assets	3,453	3,604	4,088

Total assets	$106,493	$108,949	$117,085

Liabilities
Short-term borrowings	$5,007	$4,752	$3,281
Long-term borrowings	96,089	98,690	108,557
Other liabilities	1,642	1,762	1,697

Total liabilities	102,738	105,204	113,535

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 445 million, 445 million and 440 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,142	3,134	3,067
Accumulated other comprehensive income, net of tax expense	227	203	16
Retained earnings	3,186	3,114	3,130

Total Navient Corporation stockholders’ equity before treasury stock	6,559	6,455	6,217
Less: Common stock held in treasury: 187 million, 180 million and 177 million shares, respectively	(2,835)	(2,741)	(2,691)

Total Navient Corporation stockholders’ equity	3,724	3,714	3,526
Noncontrolling interest	31	31	24

Total equity	3,755	3,745	3,550

Total liabilities and equity	$106,493	$108,949	$117,085

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended September 30, 2018 Compared with Three Months Ended September 30, 2017

For the three months ended September 30, 2018, net income was $114 million, or $0.43 diluted earnings per common share, compared with net income of $176 million, or $0.64 diluted earnings per common share, for the three months ended September 30, 2017. The decrease in net income was primarily due to a $48 million decrease in net interest income, a $51 million decrease in asset recovery and business processing revenue, a $23 million decrease in net gains on derivative and hedging activities, a $17 million increase in operating expenses and a $17 million increase in acquired intangible asset impairment and amortization expense. This was partially offset by a $20 million decrease in the provisions for loan losses, a $24 million increase in other income and a $60 million decrease in income tax expense.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $48 million, primarily as a result of the natural paydown of the education loan portfolio.

•

Provisions for loan losses decreased $20 million due to a $20 million decrease in the Private Education Loan provision for loan losses. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017, loan delinquencies greater than 90-days increased by $49 million and forbearances decreased by $380 million compared with the year-ago quarter, all as expected. Charge-offs increased as expected by $20 million, excluding the $32 million related to a change in the portion of the loan amount charged off at default (see pages 25 – 26 for further discussion). This increase in charge-offs was expected and due to the disaster forbearances discussed above. These items had no impact on the provision for loan losses in the third quarter of 2018 as these items had been previously reserved for through the allowance for loan losses. Outstanding Private Education Loans decreased $977 million from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $20 million decrease in provision.

•

Asset recovery and business processing revenue decreased $51 million primarily due to the third-quarter 2017 recognition of $47 million of previously deferred asset recovery revenue, net of a reserve, related to a terminated contract.

•

Other income increased $24 million primarily from the sale of technology and transition services revenue in connection with the strategic agreement we entered into with First Data in the third quarter of 2018.

•

Net gains on derivative and hedging activities decreased $23 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Third-quarter 2018 and 2017 operating expenses included regulatory-related costs of $9 million and $3 million, respectively. Excluding these regulatory-related costs, operating expenses were $246 million and $235 million in third-quarter 2018 and 2017, respectively. On an adjusted basis, expenses were $29 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted expenses exclude $17 million of operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017), $14 million in connection with the adoption of a new revenue recognition accounting standard on January 1, 2018 (see below for further discussion) and $9 million of costs in 2018 in connection with the First Data transition services agreement.

•

Acquired intangible asset impairment and amortization expense increased $17 million primarily as a result of the notice of termination of a Toll Services Contract in third-quarter 2018 in our government services reporting unit which resulted in $16 million of impairment on the related intangible asset.

•

The effective income tax rates for the third quarters of 2018 and 2017 were 23 percent and 35 percent, respectively. The decrease in the effective income tax rate was primarily the result of the “Tax Cuts and Jobs Act” (“TCJA”). Income tax expense decreased $60 million of which $21 million was a result of the lower tax rate in connection with the passage of the TCJA.

We repurchased 6.9 million and 11.3 million shares of our common stock during the three months ended September 30, 2018 and 2017, respectively. As a result, our average outstanding diluted shares decreased by 10 million common shares (or 4 percent) from the year-ago period.

As of January 1, 2018, we adopted Accounting Standard Codification (“ASC”) 606, “Revenue from Contracts with Customers.” We determined there was no material change in the timing of our recognition of our asset recovery and business processing revenue or expenses and we did not record a cumulative adjustment as of January 1, 2018 as a result of the adoption of ASC 606.

The new guidance does not apply to financial instruments and transfers and servicing that are accounted for under other U.S. GAAP. Accordingly, the new revenue recognition guidance does not have an impact on our recognition of revenue and costs associated with our loan portfolios, investments, derivatives and servicing contracts. However, we considered the ASC 606 principal versus agent guidance with respect to certain asset recovery guarantor servicing contracts pursuant to which we serve in a portfolio management role and use third-party collection agencies. We determined that we are required under the new accounting standard to reflect payments to third-party collection agencies as revenue and operating expense. Under the prior accounting standards, we netted payments to third-party collection agencies against revenue. We adopted the new accounting standard using the “cumulative effect transition adjustment” which results in prospectively making this change in 2018. This change in accounting policy resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $14 million higher in third-quarter 2018 with no impact on net income.

Nine Months Ended September 30, 2018 Compared with Nine Months Ended September 30, 2017

For the nine months ended September 30, 2018, net income was $323 million, or $1.21 diluted earnings per common share, compared with net income of $376 million, or $1.32 diluted earnings per common share, for the nine months ended September 30, 2017. The decrease in net income was primarily due to a $113 million decrease in net interest income, a $54 million decrease in asset recovery and business processing revenue, a $24 million increase in operating expenses, and a $22 million increase in acquired intangible asset impairment and amortization expense. This was partially offset by a $33 million decrease in the provisions for loan losses, a $26 million increase in other income, a $26 million increase in net gains on derivative and hedging activities and a $108 million decrease in income tax expense.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•	Net interest income decreased by $113 million, primarily as a result of the natural paydown of the education loan portfolio.

•	Provisions for loan losses decreased $33 million as a result of:

○

The provision for Private Education Loan losses was $224 million, down $61 million from 2017. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017, loan delinquencies greater than 90-days increased by $49 million and forbearances decreased by $380 million compared with the year-ago period, all as expected. Charge-offs decreased by $86 million, excluding the $32 million related to a change in the portion of the loan amount charged off at default (see pages 25 – 26 for further discussion). The impacts from the natural disasters had no effect on the provision for loan losses in the current period as this had been previously reserved for through the allowance for loan losses. Outstanding Private Education Loans decreased $977 million from the year-ago period. These factors along with the continued improvement in the portfolio’s performance resulted in the $61 million decrease in provision.

○	The provision for FFELP Loan losses was $60 million, up $30 million from 2017 due to a higher temporary charge-off estimate over the next several quarters.

•

Asset recovery and business processing revenue decreased $54 million primarily due to the third-quarter 2017 recognition of $47 million of previously deferred asset recovery revenue, as discussed above.

•

Other income increased $26 million primarily from the sale of technology and transition services revenue in connection with the strategic agreement we entered into with First Data in the third quarter of 2018.

•

Net gains on derivative and hedging activities increased $26 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

In the nine months ended September 30, 2018 and 2017, we recorded regulatory-related costs of $21 million and $11 million, respectively. Excluding these regulatory-related costs, operating expenses were $710 million and $696 million in the nine months ended September 30, 2018 and 2017, respectively. On an adjusted basis, expenses were

$72 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted expenses exclude $70 million of operating costs related to Duncan Solutions (acquired in July 2017) and to Earnest (acquired in November 2017), a $9 million one-time fee paid in 2018 to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform, $38 million in connection with the adoption of a new revenue recognition accounting standard on January 1, 2018 (see below for further discussion), $9 million of costs in 2018 in connection with the First Data transition services agreement and the release of a $40 million contingency reserve in 2018.

•

During the nine months ended September 30, 2018, the Company incurred $10 million of restructuring/other reorganization expenses in connection with an effort that will reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

•

Acquired intangible asset impairment and amortization expense increased $22 million primarily as a result of the notice of termination of a Toll Services Contract in third-quarter 2018 in our government services reporting unit, which resulted in $16 million of impairment on the related intangible asset.

•

The effective income tax rates for the nine months ended September 30, 2018 and 2017 were 23 percent and 35 percent, respectively. The decrease in the effective income tax rate was primarily the result of the TCJA. Income tax expense decreased $108 million of which $59 million was a result of the lower tax rate in connection with the passage of the TCJA.

We repurchased 6.9 million and 29.6 million shares of our common stock during the nine months ended September 30, 2018 and 2017. As a result, our average outstanding diluted shares decreased by 18 million common shares (or 6 percent) from the year-ago period.

In connection with ASC 606, we recognized $8 million of business processing revenue and $5 million of expenses in the nine months ended September 30, 2018 related to a contract in our Business Processing segment that would not have been recognized under the prior accounting standard until later in 2018. This change in accounting policy also resulted in both asset recovery revenue and operating expense in the Federal Education Loan segment being $33 million higher in the nine months ended September 30, 2018 with no impact on net income.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance. The following tables show Core Earnings for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$774	$455	$—	$—	$1,229	$3	$(18)	$(15)	$1,214
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	4	—	10	26	—	—	—	26

Total interest income	787	459	—	10	1,256	3	(18)	(15)	1,241
Total interest expense	624	257	—	48	929	9	(3)	6	935

Net interest income (loss)	163	202	—	(38)	327	(6)	(15)	(21)	306
Less: provisions for loan losses	10	75	—	—	85	—	—	—	85

Net interest income (loss) after provisions for loan losses	153	127	—	(38)	242	(6)	(15)	(21)	221
Other income (loss):
Servicing revenue	67	3	—	—	70	—	—	—	70
Asset recovery and business processing revenue	42	—	64	—	106	—	—	—	106
Other income (loss)	18	—	—	3	21	6	3	9	30
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	127	3	64	2	196	6	3	9	205
Expenses:
Direct operating expenses	87	38	59	—	184	—	—	—	184
Overhead expenses	—	—	—	71	71	—	—	—	71

Operating expenses	87	38	59	71	255	—	—	—	255
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	23	23	23
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	87	38	59	72	256	—	23	23	279

Income (loss) before income tax expense (benefit)	193	92	5	(108)	182	—	(35)	(35)	147
Income tax expense (benefit)(2)	45	20	1	(24)	42	—	(9)	(9)	33

Net income (loss)	$148	$72	$4	$(84)	$140	$—	$(26)	$(26)	$114

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	9	—	9
Goodwill and acquired intangible asset impairment and amortization	—	23	23

Total Core Earnings adjustments to GAAP	$(12)	$(23)	(35)

Income tax expense (benefit)			(9)

Net income (loss)			$(26)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$775	$442	$—	$—	$1,217	$3	$(18)	$(15)	$1,202
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	3	—	9	24	—	—	—	24

Total interest income	788	445	—	9	1,242	3	(18)	(15)	1,227
Total interest expense	622	252	—	49	923	10	(4)	6	929

Net interest income (loss)	166	193	—	(40)	319	(7)	(14)	(21)	298
Less: provisions for loan losses	40	72	—	—	112	—	—	—	112

Net interest income (loss) after provisions for loan losses	126	121	—	(40)	207	(7)	(14)	(21)	186
Other income (loss):
Servicing revenue	68	3	—	—	71	—	—	—	71
Asset recovery and business processing revenue	34	—	65	—	99	—	—	—	99
Other income (loss)	—	—	—	3	3	7	(37)	(30)	(27)
Losses on debt repurchases	—	—	—	(7)	(7)	—	—	—	(7)

Total other income (loss)	102	3	65	(4)	166	7	(37)	(30)	136
Expenses:
Direct operating expenses	36	39	54	—	129	—	—	—	129
Overhead expenses	—	—	—	72	72	—	—	—	72

Operating expenses	36	39	54	72	201	—	—	—	201
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	36	39	54	74	203	—	6	6	209

Income (loss) before income tax expense (benefit)	192	85	11	(118)	170	—	(57)	(57)	113
Income tax expense (benefit)(2)	44	19	3	(27)	39	—	(9)	(9)	30

Net income (loss)	$148	$66	$8	$(91)	$131	$—	$(48)	$(48)	$83

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$(51)	$(6)	(57)

Income tax expense (benefit)			(9)

Net income (loss)			$(48)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$678	$445	$—	$—	$1,123	$16	$(13)	$3	$1,126
Other loans	2	—	—	—	2	—	—	—	2
Cash and investments	9	1	—	2	12	—	—	—	12

Total interest income	689	446	—	2	1,137	16	(13)	3	1,140
Total interest expense	531	221	—	40	792	(5)	(2)	(7)	785

Net interest income (loss)	158	225	—	(38)	345	21	(11)	10	355
Less: provisions for loan losses	10	95	—	—	105	—	—	—	105

Net interest income (loss) after provisions for loan losses	148	130	—	(38)	240	21	(11)	10	250
Other income (loss):
Servicing revenue	72	3	—	—	75	—	—	—	75
Asset recovery and business processing revenue	102	—	55	—	157	—	—	—	157
Other income (loss)	1	—	—	2	3	(21)	47	26	29
Gains on sales of loans and investments	3	—	—	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	178	3	55	1	237	(21)	47	26	263
Expenses:
Direct operating expenses	77	39	49	—	165	—	—	—	165
Overhead expenses	—	—	—	73	73	—	—	—	73

Operating expenses	77	39	49	73	238	—	—	—	238
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6

Total expenses	77	39	49	73	238	—	6	6	244

Income (loss) before income tax expense (benefit)	249	94	6	(110)	239	—	30	30	269
Income tax expense (benefit)(2)	92	34	2	(41)	87	—	6	6	93

Net income (loss)	$157	$60	$4	$(69)	$152	$—	$24	$24	$176

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$10	$—	$10
Total other income (loss)	26	—	26
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$36	$(6)	30

Income tax expense (benefit)			6

Net income (loss)			$24

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,281	$1,327	$—	$—	$3,608	$14	$(53)	$(39)	$3,569
Other loans	3	1	—	—	4	—	—	—	4
Cash and investments	31	9	—	26	66	—	—	—	66

Total interest income	2,315	1,337	—	26	3,678	14	(53)	(39)	3,639
Total interest expense	1,817	746	—	139	2,702	13	(8)	5	2,707

Net interest income (loss)	498	591	—	(113)	976	1	(45)	(44)	932
Less: provisions for loan losses	60	224	—	—	284	—	—	—	284

Net interest income (loss) after provisions for loan losses	438	367	—	(113)	692	1	(45)	(44)	648
Other income (loss):
Servicing revenue	201	9	—	—	210	—	—	—	210
Asset recovery and business processing revenue	112	—	201	—	313	—	—	—	313
Other income (loss)	20	—	—	6	26	(1)	14	13	39
Losses on debt repurchases	—	—	—	(9)	(9)	—	—	—	(9)

Total other income (loss)	333	9	201	(3)	540	(1)	14	13	553
Expenses:
Direct operating expenses	202	133	172	—	507	—	—	—	507
Overhead expenses	—	—	—	224	224	—	—	—	224

Operating expenses	202	133	172	224	731	—	—	—	731
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	39	39	39
Restructuring/other reorganization expenses	—	—	—	10	10	—	—	—	10

Total expenses	202	133	172	234	741	—	39	39	780

Income (loss) before income tax expense (benefit)	569	243	29	(350)	491	—	(70)	(70)	421
Income tax expense (benefit)(2)	130	56	7	(81)	112	—	(14)	(14)	98

Net income (loss)	$439	$187	$22	$(269)	$379	$—	$(56)	$(56)	$323

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$(44)	$—	$(44)
Total other income (loss)	13	—	13
Goodwill and acquired intangible asset impairment and amortization	—	39	39

Total Core Earnings adjustments to GAAP	$(31)	$(39)	(70)

Income tax expense (benefit)			(14)

Net income (loss)			$(56)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2017
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,966	$1,204	$—	$—	$3,170	$54	$(41)	$13	$3,183
Other loans	12	—	—	—	12	—	—	—	12
Cash and investments	20	3	—	6	29	—	—	—	29

Total interest income	1,998	1,207	—	6	3,211	54	(41)	13	3,224
Total interest expense	1,486	601	—	102	2,189	(3)	(8)	(11)	2,178

Net interest income (loss)	512	606	—	(96)	1,022	57	(33)	24	1,046
Less: provisions for loan losses	32	285	—	—	317	—	—	—	317

Net interest income (loss) after provisions for loan losses	480	321	—	(96)	705	57	(33)	24	729
Other income (loss):
Servicing revenue	215	6	—	—	221	—	—	—	221
Asset recovery and business processing revenue	215	—	152	—	367	—	—	—	367
Other income (loss)	2	—	—	11	13	(57)	31	(26)	(13)
Gains on sales of loans and investments	3	—	—	—	3	—	—	—	3
Losses on debt repurchases	—	—	—	(1)	(1)	—	—	—	(1)

Total other income (loss)	435	6	152	10	603	(57)	31	(26)	577
Expenses:
Direct operating expenses	245	111	131	—	487	—	—	—	487
Overhead expenses	—	—	—	220	220	—	—	—	220

Operating expenses	245	111	131	220	707	—	—	—	707
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	17	17	17

Total expenses	245	111	131	220	707	—	17	17	724

Income (loss) before income tax expense (benefit)	670	216	21	(306)	601	—	(19)	(19)	582
Income tax expense (benefit)(2)	244	79	8	(112)	219	—	(13)	(13)	206

Net income (loss)	$426	$137	$13	$(194)	$382	$—	$(6)	$(6)	$376

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2017
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income (loss) after provisions for loan losses	$24	$—	$24
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	17	17

Total Core Earnings adjustments to GAAP	$(2)	$(17)	$(19)

Income tax expense (benefit)			(13)

Net income (loss)			$(6)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Core Earnings net income attributable to Navient Corporation	$140	$131	$152	$379	$382
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(12)	(51)	36	(31)	(2)
Net impact of goodwill and acquired intangible assets	(23)	(6)	(6)	(39)	(17)
Net tax effect	9	9	(6)	14	13

Total Core Earnings adjustments to GAAP	(26)	(48)	24	(56)	(6)

GAAP net income attributable to Navient Corporation	$114	$83	$176	$323	$376

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$2	$(40)	$25	$10	$(16)
Plus: Settlements on derivative and hedging activities, net(1)	(6)	(7)	21	1	57

Mark-to market gains (losses) on derivative and hedging activities, net(2)	(4)	(47)	46	11	41
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(18)	(18)	(13)	(53)	(41)
Other derivative accounting adjustments(3)	10	14	3	11	(2)

Total net impact of derivative accounting	$(12)	$(51)	$36	$(31)	$(2)

(1)	See “Reclassification of Settlements on Derivative and Hedging Activities” below for a detailed breakdown of these components.

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Floor Income Contracts	$9	$13	$31	$53	$97
Basis swaps	(17)	(13)	6	15	(9)
Foreign currency hedges	3	(38)	(1)	(71)	(20)
Other	1	(9)	10	14	(27)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$(4)	$(47)	$46	$11	$41

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Reclassification of Settlements on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(3)	$(3)	$(16)	$(14)	$(54)
Net settlement income on interest rate swaps reclassified to net interest income	9	10	(5)	13	(3)

Total reclassifications of settlements on derivative and hedging activities	$6	$7	$(21)	$(1)	$(57)

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2018, derivative accounting increased GAAP equity by approximately $125 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Beginning impact of derivative accounting on GAAP equity	$108	$115	$(115)	$5	$(90)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	17	(7)	32	120	7

Ending impact of derivative accounting on GAAP equity	$125	$108	$(83)	$125	$(83)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(12)	$(51)	$36	$(31)	$(2)
Tax and other impact of derivative accounting adjustments	5	13	(13)	(3)	—
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	24	31	9	154	9

Net impact of net mark-to-market gains (losses) under derivative accounting	$17	$(7)	$32	$120	$7

(a)	See “Core Earnings derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods and are presented net of tax. As of September 30, 2018, the remaining amortization term of the net floor premiums was approximately 5 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of September 30, 2018, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2018(1)	June 30, 2018(1)	September 30, 2017
Unamortized net Floor premiums (net of tax)	$(137)	$(150)	$(144)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(628)	(661)	(588)

Total hedged Floor Income, net of tax(2)(3)	$(765)	$(811)	$(732)

(1)	Reflects a 23 percent effective tax rate at September 30, 2018 and June 30, 2018 a result of the TCJA enacted on December 22, 2017. Year-ago period reflects a 37 percent effective tax rate.

(2)	$(994) million, $(1.1) billion and $(1.2) billion on a pre-tax basis as of September 30, 2018, June 30, 2018 and September 30, 2017, respectively.

(3)	Of the $765 million as of September 30, 2018, approximately $57 million, $218 million and $189 million will be recognized as part of Core Earnings net income in 2018, 2019 and 2020, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Core Earnings goodwill and acquired intangible asset adjustments	$(23)	$(6)	$(6)	$(39)	$(17)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. The tangible net asset ratio is calculated as:

(Dollars in billions)	September 30, 2018	June 30, 2018	September 30, 2017
GAAP assets	$106.5	$108.9	$117.1
Less:
Goodwill and acquired intangible assets	.8	.8	.7
Secured debt	88.7	90.8	98.0
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	1.0	1.2	1.4

Tangible net assets	$16.0	$16.1	$17.0

Divided by:
Unsecured debt (par)	$13.0	$13.1	$13.9

Tangible net asset ratio	1.23x	1.23x	1.22x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those fee-based businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Pre-tax income	$5	$11	$6	$29	$21
Plus:
Depreciation and amortization expense(1)	3	1	1	5	2

EBITDA	$8	$12	$7	$34	$23

Divided by:
Total revenue	$64	$65	$55	$201	$152

EBITDA margin	13%	18%	13%	17%	15%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	September 30, 2018		June 30, 2018		September 30, 2017
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$892		$929		$1,174
Loans in forbearance(2)	892		885		1,272
Loans in repayment and percentage of each status:
Loans current	20,605	93.7%	20,867	94.1%	21,154	94.3%
Loans delinquent 31-60 days(3)	467	2.1	453	2.1	430	1.9
Loans delinquent 61-90 days(3)	289	1.3	252	1.1	277	1.2
Loans delinquent greater than 90 days(3)	636	2.9	602	2.7	587	2.6

Total Private Education Loans in repayment	21,997	100%	22,174	100%	22,448	100%

Total Private Education Loans, gross	23,781		23,988		24,894
Private Education Loan unamortized discount	(796)		(847)		(954)

Total Private Education Loans	22,985		23,141		23,940
Private Education Loan receivable for partially charged-off loans	688		724		771
Private Education Loan allowance for losses	(1,226)		(1,297)		(1,287)

Private Education Loans, net	$22,447		$22,568		$23,424

Percentage of Private Education Loans in repayment		92.5%		92.4%		90.2%

Delinquencies as a percentage of Private Education Loans in repayment		6.3%		5.9%		5.7%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.9%		3.8%		5.4%

Loans in repayment with more than 12 payments made		87%		90%		95%

Cosigner rate		58%		60%		65%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of September 30, 2018, as the remaining purchased discount associated with the Private Education Loans of $343 million as of September 30, 2018 remains greater than the incurred losses. However, in accordance with our policy, there was $2 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in third-quarter 2018.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Allowance at beginning of period	$1,297	$1,298	$1,286	$1,297	$1,351
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	2	3	—	12	—
Remaining loans	73	69	95	212	285

Total provision	75	72	95	224	285
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	(32)	—	—	(32)	—
Net charge-offs remaining(2)	(116)	(75)	(96)	(269)	(355)

Total charge-offs(2)	(148)	(75)	(96)	(301)	(355)
Reclassification of interest reserve(3)	2	2	2	6	6

Allowance at end of period	$1,226	$1,297	$1,287	$1,226	$1,287

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.1%	1.3%	1.6%	1.6%	2.1%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	.6%	—%	—%	.2%	—%
Allowance coverage of charge-offs (annualized)	2.1	4.3	3.4	3.0	2.7
Allowance as a percentage of the ending total loan balance	5.0%	5.2%	5.0%	5.0%	5.0%
Allowance as a percentage of ending loans in repayment	5.6%	5.8%	5.7%	5.6%	5.7%
Ending total loans(4)	$24,469	$24,712	$25,665	$24,469	$25,665
Average loans in repayment	$22,158	$22,289	$23,112	$22,367	$22,180
Ending loans in repayment	$21,997	$22,174	$22,448	$21,997	$22,448

(1)

In third-quarter 2018, the portion of the loan amount charged off at default on our Private Education Loans increased from 79 percent to 80.5 percent. This did not impact the provision for loan losses in the third quarter of 2018 as previously this had been reserved through the allowance for loan losses. This change resulted in a $32 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of September 30, 2018, we considered several factors with respect to our Private Education Loan portfolio. As a result of the expiration of the temporary natural disaster forbearances granted at the end of 2017, loan delinquencies greater than 90-days increased by $49 million and forbearances decreased by $380 million compared with the year-ago quarter, all as expected. Charge-offs increased by $20 million from the year-ago quarter, excluding the $32 million related to changing the charge-off rate on defaulted loans from 79 percent to 80.5 percent. This increase in charge-offs was expected and due to the disaster forbearances discussed above. These items had no impact on the provision for loan losses in the third quarter of 2018 as these items had been previously reserved for through the allowance for loan losses. Outstanding Private Education Loans decreased $977 million from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $20 million decrease in provision.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Receivable at beginning of period	$724	$741	$784	$760	$815
Expected future recoveries of current period defaults(1)	29	19	24	68	88
Recoveries(2)	(33)	(36)	(37)	(107)	(121)
Charge-offs(3)	(32)	—	—	(33)	(11)

Receivable at end of period	$688	$724	$771	$688	$771

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In addition, in third-quarter 2018, the portion of the loan amount charged off at default increased from 79 percent to 80.5 percent. This change resulted in a $32 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $2.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Refinance Loans. We also have purchased and may purchase, in future periods, Private Education Refinance Loan, other Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases will be part of our ongoing liquidity needs. We repurchased 6.9 million shares of common stock for $95 million in the third quarter of 2018 and announced a new $500 million share repurchase program.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$2,145	$1,625	$1,251
Unencumbered FFELP Loans	325	429	553

Total GAAP and Core Earnings basis	$2,470	$2,054	$1,804

Average Balances

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,533	$1,722	$1,158	$1,584	$1,194
Unencumbered FFELP Loans	658	618	1,134	725	988

Total GAAP and Core Earnings basis	$2,191	$2,340	$2,292	$2,309	$2,182

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2018, June 30, 2018 and September 30, 2017, the maximum additional capacity under these facilities was $2.6 billion, $1.8 billion and $3.0 billion, respectively. For the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, the average maximum additional capacity under these facilities was $1.9 billion, $1.6 billion and $2.6 billion, respectively. For the nine months ended September 30, 2018 and 2017, the average maximum additional capacity under these facilities was $1.9 billion and $2.7 billion, respectively. As of September 30, 2018, the maturity dates of the FFELP Loan-other facilities ranged from November 2019 to December 2020.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of September 30, 2018, June 30, 2018 and September 30, 2017, the maximum additional capacity under these facilities was $108 million, $830 million and $282 million, respectively. For the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, the average maximum additional capacity under these facilities was $608 million, $719 million and $255 million, respectively. For the nine months ended September 30, 2018 and 2017, the average maximum additional capacity under these facilities was $738 million and $235 million, respectively. As of September 30, 2018, the maturity dates of the Private Education Loan facilities ranged from June 2019 to June 2020.

At September 30, 2018, we had a total of $6.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.9 billion of our unencumbered tangible assets of which $2.5 billion and $325 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2018, we had $9.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.9 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2017.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2018	June 30, 2018	September 30, 2017
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$4.8	$4.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	5.1	5.2	5.9
Tangible unencumbered assets(1)	6.6	6.4	6.4
Senior unsecured debt	(12.9)	(13.0)	(13.7)
Mark-to-market on unsecured hedged debt(2)	.1	—	(.4)
Other liabilities, net	(.5)	(.5)	(.1)

Total tangible equity — GAAP Basis(1)	$3.0	$2.9	$2.8

(1)	At September 30, 2018, June 30, 2018 and September 30, 2017, excludes goodwill and acquired intangible assets, net, of $792 million, $798 million and $727 million, respectively.

(2)

At September 30, 2018, June 30, 2018 and September 30, 2017, there were $(133) million, $(70) million and $309 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).